Exhibit 99.1

ANACOR PHARMACEUTICALS RECEIVES SIGNIFICANT INVESTMENT TO SUPPORT NEGLECTED DISEASE RESEARCH

Palo Alto, CA — April 8, 2013— Anacor Pharmaceuticals (NASDAQ:ANAC) today announced that it has signed a research agreement with the Bill & Melinda Gates Foundation (the Gates Foundation) to discover drug candidates intended to treat two filarial worm diseases (onchocerciasis, or river blindness, and lymphatic filariasis, commonly known as elephantiasis) and tuberculosis (TB).  Additionally, Anacor will create an expanded library of boron compounds to screen for additional potential drug candidates to treat neglected diseases and will provide access to the expanded library compounds for neglected disease research to the Gates Foundation, and others, including academic, governmental and other non-profit institutions or equivalent entities.  Under the agreement, Gates Foundation will pay Anacor $17.7 million as well as invest $5 million in Anacor common stock.

“We are excited to continue our research in neglected diseases through this landmark research agreement with the Gates Foundation, which is known for its dedication to solving global health issues,” said David Perry, Anacor’s Chief Executive Officer.  “Anacor is committed to applying our chemistry to find new treatments for neglected diseases, and it is with the support of partners like the Gates Foundation that we can fulfill that commitment.”

“Anacor’s boron chemistry platform can help to discover and develop drug candidates that address significant unmet needs for patients suffering from neglected diseases,” said Trevor Mundel, President of Global Health, Bill & Melinda Gates Foundation.  “We are pleased to fund this research collaboration as well as invest in Anacor to help improve the lives of the millions of people in developing countries who are impacted by these diseases.”

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, a topical antifungal for the treatment of onychomycosis, and AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 (formerly known as GSK2251052, or GSK ‘052), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which previously was licensed to GlaxoSmithKline LLC, or GSK. GSK will be returning all rights to the compound to us and we are considering our options for further development, if any, of this compound.  We have discovered three other compounds that we have out-licensed for further development — two compounds for the treatment of animal health indications that are licensed to Eli Lilly and Company, or Lilly, and AN5568, also referred to as SCYX-7158, for human African trypanosomiasis (HAT, or sleeping sickness), which is licensed to Drugs for Neglected Diseases initiative, or DNDi.  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the development of drug candidates to treat onchocerciasis, lymphatic filariasis and tuberculosis and the creation of a library of boron-based compounds to screen for potential drug candidates for other neglected diseases.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to the ability of the parties to collaborate successfully to develop drug candidates, the results of future drug discovery, development and commercialization efforts, including proof of safety and efficacy in clinical trials, the ability to obtain regulatory approvals for drug candidates identified through the collaboration, and the introduction of competing therapies by other companies.  These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575